Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

MBIA Inc. 401(k) Employee Plan

Purchase, New York

We hereby consent to the incorporation by reference in the Registration Statement on FormS-8 (No 33-46062) of MBIA Inc., of our report dated May 18, 2022, relating to the financial statements and supplemental schedule of MBIA Inc. 401(k) Employee Plan which appear in this Form 11-K for the year ended December 31, 2021.

/s/ BDO USA, LLP

Philadelphia, Pennsylvania
May 18, 2022